FEE WAIVER AGREEMENT

         THIS FEE WAIVER AGREEMENT is made as of the 1st day of July, 1999, by and between BT INVESTMENT PORTFOLIOS, a New York trust (the "Trust"), on behalf of the PreservationPlus Income Portfolio, and BANKERS TRUST COMPANY, a New York corporation ("Bankers Trust"), with respect to the following:

         WHEREAS, Bankers Trust serves as Investment Adviser to the PreservationPlus Income Portfolio pursuant to an Investment Advisory Agreement dated April 28, 1993, as amended and re-approved thereafter; and Bankers Trust serves as the Trust's Administrator pursuant to an Administration and Services Agreement dated April 28, 1993, as amended and re-approved thereafter, (collectively, the "Agreements"); and

         WHEREAS, Bankers Trust has voluntarily agreed, under the Agreements, to waive its fees under the Agreements so that they will not exceed the percentage of average daily net assets as set forth on Exhibit A; and

         WHEREAS, the Trust and Bankers Trust desire to formalize this voluntary fee waiver arrangement for an 14-month period beginning on August 1, 1999 and ending on September 30, 2000.

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Adviser agrees to waive its fees and reimburse expenses for an 14-month period from August 1, 1999 to September 30, 2000, so that they do not exceed the percentage of average daily net assets set forth on Exhibit A.

2. Upon the termination of the Investment Advisory Agreement or the Administration Agreement, this Agreement shall automatically terminate.

3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]

                                            BT INVESTMENT PORTFOLIOS

         /s/ Amy M. Olmert                           /s/ Daniel O. Hirsch
Attest:  ______________________             By:      ______________________
Name:    Amy M. Olmert                               Name: Daniel O. Hirsch
                                            Title:   Secretary


                                            BANKERS TRUST

         /s/ Amy M. Olmert                           /s/ Ross C. Youngman
Attest:  ______________________             By:      ______________________

Name:    Amy M. Olmert                      Name:  Ross C. Youngman
                                                     Managing Director

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                                    Exhibit A


BT PreservationPlus Income Portfolio



                                          Total Fund Operating Expenses
                                  (as a percentage of average daily net assets)
                                  ---------------------------------------------


Advisory Fee                                          0.00%
Administration and Services Fee                       0.02%

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